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                                 EXHIBIT 99(a)



                    Union Planters Corporation Press Release
             dated July 18, 1996, announcing operating results for
                  the three and six months ended June 30, 1996
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                       [LOGO] UNION PLANTERS CORPORATION
                                  NEWS RELEASE


JULY 18, 1996


                      UNION PLANTERS CORPORATION ANNOUNCES
                         RECORD SECOND QUARTER EARNINGS


         Memphis, Tennessee -- Union Planters Corporation today announced record second quarter net earnings of $40.6 million, an increase of 11.5% over $36.5 million for the second quarter of 1995. Fully diluted earnings per common share were $.80 for the second quarter of 1996 compared to $.73 for the same period in 1995, an increase of 10%. The second quarter earnings represent a return on average assets of 1.45% and a return on average common equity of 17.44%, compared to 1.35% and 17.88%, respectively, for the second quarter of 1995.

         For the first half of 1996, Union Planters had net earnings of $79.8 million, or $1.58 per fully diluted common share. This compares to $72.1 million, or $1.45 per fully diluted common share for the same period in 1995. Return on average assets and return on average common equity for the first half of 1996 were 1.42% and 17.40%, respectively, compared to 1.34% and 18.01%, respectively, for the same period in 1995.

         Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer, said, "We are pleased to report record second quarter and first half net earnings. Almost all of our banks had a strong second quarter. The market remains extremely competitive for both loans and deposits. We are continuing to focus on the basics: loan growth, asset quality, increasing fee income, and controlling growth of noninterest expenses. Our shareholders' equity at June 30, 1996 exceeded one billion dollars, a first for any Tennessee headquartered bank holding company, and is indicative of our financial strength."

         Second quarter net earnings increased primarily as a result of a 5.5% growth in net interest income to $116.8 million from $110.7 million for the same quarter in 1995. Average earning assets increased $445.5 million compared to the prior year. Average loans increased $290.5 million, or approximately 4% compared to the same quarter a year ago. The net interest





    CORPORATE HEADQUARTERS: UNION PLANTERS CORPORATION, 7130 GOODLETT FARMS
                          PARKWAY, CORDOVA, TN 38018
    TELEPHONE (901) 383-2892 - FAX (901) 383-2964 - NYSE TRADING SYMBOL: UPC margin was 4.65% for the second quarter compared to 4.60% for the same period last year and 4.61% for the first quarter of 1996.

         The provision for losses on loans for the second quarter of 1996 was $7.9 million compared to $2.3 million for the same period in 1995 and $8.0 million for the first quarter of 1996. The increase in the provision for losses on loans relates primarily to loan growth, principally in the credit card portfolio. Net charge-offs for the second quarter of 1996 were $7.9 million compared to $6.2 million for the second quarter last year and $5.8 million for the first quarter of 1996.

         At June 30, 1996, the allowance for losses on loans was $136.3 million, or 1.90% of loans and 355% of nonperforming loans. Nonperforming assets at June 30, 1996 were $45.3 million, or .63% of loans and foreclosed properties. This compares to $39.9 million, or .57% of loans and foreclosed properties at June 30, 1995 and $42.0 million, or .59% of loans and foreclosed properties, at March 31, 1996.

         Noninterest income for the second quarter was $41.3 million, an increase of $1.6 million, or 4.2%, over the same quarter last year. Noninterest expense for the second quarter was $89.2 million, a decrease of $4.5 million from the second quarter of 1995. The decline from 1995 relates primarily to the reduction of FDIC deposit insurance assessments.

         Union Planters Corporation ended the quarter with total assets of $11.4 billion, total loans of $7.2 billion, and total deposits of $9.3 billion. Shareholders' equity at June 30, 1996 was $1.0 billion and the equity to total assets and leverage ratios were 8.86% and 8.49%, respectively.

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 36 banking subsidiaries and 402 banking locations in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky.

                                     -o0o-

FOR ADDITIONAL INFORMATION:
         Jack W. Parker, CFO
         (901) 383-6781


                    [Two Page Financial Attachment Follows]
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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                            JUNE 30,                        JUNE 30,
                                                                       1996         1995             1996            1995
- ----------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT AMOUNTS
   Net interest income
      Actual                                                        $ 116,843    $ 110,725     $    232,316    $    219,564
      Taxable-equivalent basis                                        121,022      114,989          240,525         228,217
   Provision for losses on loans                                        7,870        2,316           15,851           4,538
   Noninterest income
      Investment securities gains (losses)                                  6           18               66              (3)
      Other                                                            41,267       39,607           81,404          75,707
   Noninterest expense                                                 89,210       93,706          178,362         184,371
   Earnings before income taxes                                        61,036       54,328          119,573         106,359
   Applicable income taxes                                             20,393       17,877           39,786          34,251
   NET EARNINGS                                                        40,643       36,451           79,787          72,108

- ----------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
   Net earnings  - primary                                          $     .84    $     .77     $       1.66 $          1.52
                 - fully diluted                                          .80          .73             1.58            1.45
   Cash dividends                                                         .27          .25              .54             .48
   Book value                                                                                         19.96           17.87

- ----------------------------------------------------------------------------------------------------------------------------
BALANCES AT END OF PERIOD
   Loans, net of unearned income                                                                $ 7,169,872    $  6,960,602
   Allowance for losses on loans                                                                    136,255         132,884
   Nonperforming assets
      Nonaccrual loans                                                                               37,196          30,910
      Restructured loans                                                                              1,150           1,986
      Foreclosed properties                                                                           6,918           7,051
   Loans 90 days past due                                                                            19,522          12,466
   Investment securities
      Held to maturity  -  Amortized cost                                                                 -       1,106,952
                        -  Fair value                                                                     -       1,130,005
      Available for sale - Amortized cost                                                         3,049,657       1,531,222
                         - Fair value                                                             3,053,759       1,532,593
      Unrealized gain on available for sale securities, net of taxes                                  2,489             664
   Total assets                                                                                  11,367,625      10,921,482
   Total deposits                                                                                 9,343,893       9,291,329
   Total shareholders' equity                                                                     1,007,608         897,066
   Total common equity                                                                              920,375         795,967
   Tier 1 capital                                                                                   954,649         849,255

- ----------------------------------------------------------------------------------------------------------------------------

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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                          JUNE 30,                           JUNE 30,
                                                    1996            1995               1996            1995
- ---------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
   Loans, net of unearned income               $  7,201,759    $  6,911,210       $  7,184,875    $  6,858,215
   Investment securities                          3,012,924       2,718,524          2,902,859       2,862,883
   Earning assets                                10,468,736      10,023,215         10,448,217      10,039,072
   Total assets                                  11,295,738      10,821,435         11,285,745      10,837,594
   Total deposits                                 9,396,026       9,173,155          9,436,716       9,159,352
   Interest-bearing liabilities                   8,827,672       8,499,083          8,832,447       8,529,017
   Demand deposits                                1,351,321       1,319,006          1,347,236       1,326,943
   Shareholders' equity                             986,778         873,631            971,638         862,212
   Common equity                                    898,074         772,533            881,381         761,114

- ---------------------------------------------------------------------------------------------------------------
OTHER SUPPLEMENTAL INFORMATION
   Return on average assets                            1.45%           1.35%              1.42%           1.34%
   Return on average common equity                    17.44           17.88              17.40           18.01
   Expense ratio                                       1.75            2.01               1.75            2.02
   Efficiency ratio                                   55.40           60.61              55.62           60.66
   Allowance for losses on loans to loans                                                 1.90            1.91
   Nonperforming loans to loans                                                            .53             .47
   Nonperforming assets to loans and
       foreclosed properties                                                               .63             .57
   Net charge-offs of loans                    $      7,892    $      6,242       $     13,698    $      7,507
   Net charge-offs as a percentage of
      average loans                                     .44%            .36%               .38%            .22%
   Common shares outstanding (end of
      period, in thousands)                                                             46,120          44,543
   Weighted average shares outstanding
      (in thousands)
         Primary                                     46,128          44,780             45,940          44,648
         Fully diluted                               50,603          49,280             50,533          49,138
   Yield on earning assets (taxable-equivalent
      basis)                                           8.44%           8.47%              8.46%           8.32%
   Rate on interest-bearing liabilities                4.49            4.57               4.53            4.40
   Interest rate spread (taxable-equivalent
       basis)                                          3.95            3.90               3.93            3.92
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                           4.65            4.60               4.63            4.58
   Shareholders' equity to total assets                                                   8.86            8.21
   Leverage ratio                                                                         8.49            7.88

- ---------------------------------------------------------------------------------------------------------------